Exhibit 5.1

Campbells
Floor 4, Willow House, Cricket
Square Grand Cayman KY1-
By Email	9010
Cayman Islands

To certain Purchasers (as defined below) signatory to
the Agreement (as defined below)	D +852 3708 3016
T +1 345 949 2648
and	F +1 345 949 8613
E aclynes@campbellslegal.com
Maxim Group LLC
300 Park Ave, 16th Floor	campbellslegal.com
New York, NY 10022

March 17 2023	Our Ref: 11963-27899
Your Ref:

Dear Sirs,

Recon Technology, Ltd

We are Cayman Islands counsel for Recon Technology, Ltd, a Cayman Islands corporation (the “Company”), in connection with the engagement letter entered into on 13 March 2023 by and between the Company and Maxim Group LLC to serve as placement agent in raising up to an aggregate of US$ 8,002,000 through an offering (the “Offering”) of 8,827,500 Class A ordinary shares in the capital of the Company, $0.0925 par value per share (the “Ordinary Shares,” such Ordinary Shares offered, the “Shares”), pre-funded warrants to purchase 1,175,000 Ordinary Shares (the “Pre-Funded Warrants”) and warrants to purchase 10,002,500 Ordinary Shares (the “Warrants”). In connection with the Offering, the Company has entered into Securities Purchase Agreements with certain accredited investors (collectively, the “Investors”) and the Shares and the Pre-Funded Warrants will be issued and sold under the registration statement on Form F-3 (File No. 333-268657) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated 02 December 2022 (the “Base Prospectus”) and the prospectus supplement dated [16] March 2023 (the “Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”).

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

1	A copy of the Company’s certificate of incorporation issued by the Registrar of Companies on 21 August 2007.

2	A copy of the Memorandum of Association and Articles of Association of the (the “M&A”) Company as adopted by the Company by a special resolution of the shareholders on the 5 April 2021 (the “Shareholders Resolution”) and as filed with the Registrar of Companies on 7 April 2021 certified as true by Yin Shenping pursuant to the Directors Certificate.

3	A copy of the written resolutions of the Board of Directors of the Company dated 3 November 2019 and 13 March 2023 (together with the Shareholders Resolutions, the “Resolutions”).

4	A copy of the Shareholders Resolution dated 5 April 2021.

5	An electronic copy of the Registration Statement and the exhibits thereto as provided by the Company and to be filed with the Commission on or about the date of this opinion.

6	A copy of the Register of Directors of the Company dated 20 December 2022.

7	Copy of a Certificate of a Director of the Company dated 13 March 2023 (the “Director’s Certificate”).

8	A copy of the Certificate of Good Standing of the Company issued by the Registrar of Companies dated 9 March 2023.

9	A Securities Purchase Agreement entered into by and among the Company and purchasers of Ordinary Shares, Pre-Funded Warrants and Warrants dated 15 March 2023 (the “Securities Purchase Agreement”).

10	Form of Pre-Funded Ordinary Share Purchase Warrants to be issued by the Company (the “Pre-Funded Warrants”).

11	Form of Ordinary Share Purchase Warrants to be issued by the Company (the “Warrants”).

The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Documents.”

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(d)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents; and

(e)	that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations;

(f)	the Resolutions were duly passed in the manner prescribed in the M&A (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect;

(g)	The shareholders of the Company have not restricted the powers of the directors of the Company in any way;

(h)	The Securities Purchase Agreement, Pre-Funded Warrants and Warrants and the rights and the units of the Company all as described in the Registration Statement are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

(i)	The choice of the laws of the State of New York as the governing law of the Securities Purchase Agreement, Pre-Funded Warrants, and Warrants has been, or will be, made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

(k)	The Company will receive money or money's worth in consideration for the issue of the Class A ordinary shares, and none of the Class A ordinary Shares will be issued for less than their par value;

(l)	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities Purchase Agreement, Pre-Funded Warrants, and Warrants; and

(m)	The accuracy of all matters set out in the Director’s Certificate.

Based upon the foregoing and in reliance thereon, it is our opinion that:

(i)	the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands, and has full corporate power and legal right to execute the Securities Purchase Agreements and issue the Pre-Funded Warrants and the Warrants and to perform the provisions of the Securities Purchase Agreements to be performed on its part;

(ii)	the Class A ordinary shares as described in the Registration Statement will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement and the applicable Securities Purchase Agreements, and registration in the register of members (shareholders) of the Company be validly issued, fully paid and non-assessable; and

(iii)	the Class A ordinary shares issuable upon exercise of the Pre-Funded Warrants and the Warrants, will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with the terms of their issue and be duly authorized, validly issued, fully paid and non-assessable;

(iv)	the Company’s authorized capital is as set forth in the Registration, the Base Prospectus, and the Prospectus Supplement. The issued and outstanding Ordinary Shares of the Company is as set forth in the Registration Statement, the Base Prospectus, and the Prospectus Supplement as of the dates stated therein; and

(v)	The statements in the Base Prospectus and the Prospectus Supplement under the captions “Description of The Securities We Are Offering” and the Registration Statement under Item 8 of Part II, insofar as such statements purport to describe certain provisions of documents referred to therein or matters of law, accurately describe in all material respects the legal matters and provisions described therein.

The foregoing opinion is subject to the following reservations and qualifications:

1	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

2	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

3	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

4	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies. The annual fees are payable by the Company and will not affect the non-assessable nature of the Class A ordinary shares.

5	The obligations assumed by the Company under debt securities, the share purchase contracts, share purchase units and the warrants as described in the Registration Statement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors;

(b)enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)arrangements that constitute penalties will not be enforceable;

(g)enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents or Securities (other than Class A ordinary shares) in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents or Securities (other than Class A ordinary shares) to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Documents or Securities (other than Class A ordinary shares) whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (2021 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Securities Purchase Agreement, Pre-Funded Warrants, and Warrants or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

Yours faithfully

/s/ Campbells

Campbells